EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-274293 and 333-280924) our report dated June 12, 2026 on the consolidated financial statements of Greenwave Technology Solutions Inc. and its subsidiaries, appearing in this Annual Report on Form 10-K of Greenwave Technology Solutions Inc. for the year ended December 31, 2025. Our report includes an explanatory paragraph expressing substantial doubt regarding the Company’s ability to continue as a going concern.

/s/ RBSM LLP

New York, NY

June 12, 2026